Filed Pursuant to Rule 424(b)(3)
Registration No. 333-155800

February 2010 Performance Update

The Frontier Fund Supplement Dated March 9, 2010 to Prospectus Dated February 16, 2010

The Frontier Fund Class 3

T H E    F RO N T I E R    F U N D ’ S    G O A L : To provide you – the investor – with a managed futures product that, over the long term, provides attractive returns, reduces volatility, and improves the overall performance of your investment portfolio.

February performance for the various Series of The Frontier Fund is detailed below:*

The Frontier Fund Class 3	February 28, 2010	February 28, 2010	NAV / Unit
	MTD	YTD
Balanced Series-3a	1.81%	-3.68%	$113.28
Long/Short Commodity Series-3	0.71%	-4.32%	$121.98

Additional information, including monthly rates of return, concerning the aforementioned Series and the Trading Advisor(s) is contained in the Prospectus and the respective Series Appendix to the Prospectus.

*	The above table sets forth the actual performance for the Class and Series as of February 28, 2010. Actual gross trading performance (gross realized and unrealized gain/loss before deduction for trading commissions and fees, management fees, any other expense, and before addition of interest income) is adjusted for the trading expenses, management fees, initial service fees, on-going service fees, and interest income of the applicable Series.

THIS INSERT MUST BE ACCOMPANIED OR PRECEDED BY THE CURRENT PROSPECTUS OF THE FRONTIER FUND

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

THE FRONTIER FUND BALANCED SERIES - 3a

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

February 28, 2010

(Unaudited)

			Current Period
INCOME

Realized trading gain/(loss)			$142,226.99
Unrealized trading gain/(loss)			(116,393.05)
Less: commissions			(1,631.40)
Less: FCM fees			(384.10)
Foreign currency gain/(loss)			(39.56)
Interest income			1,222.93

Total Income			25,001.81

EXPENSES

Trading Fee			1,781.95
Management fees			403.57
Incentive fees			1,145.46

Total Expenses			3,330.98

Net Income (Loss)			$21,670.83

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	10,520.47957	$1,170,516.01	111.26
Current month additions	751.41418	84,684.48
Current month redemptions	—	—
Net Income (loss) for current month		21,670.83

Net Asset Value, end of current month	11,271.89375	$1,276,871.32	113.28

	Monthly rate of return		1.81%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner
Equinox Fund Management LLC
1660 Lincoln Street, Suite 100
Denver, Colorado 80264
On Behalf of the Frontier Fund - Balanced Series 3a

THE FRONTIER FUND LONG/SHORT COMMODITY SERIES - 3

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

February 28, 2010

(Unaudited)

			Current Period
INCOME

Realized trading gain/(loss)			$(325,387.53)
Unrealized trading gain/(loss)			393,908.05
Less: commissions			(7,702.93)
Less: FCM fees			(2,547.29)
Foreign currency gain/(loss)			(129.67)
Interest income			6,542.96

Total Income			64,683.59

EXPENSES

Management fees			24,728.09
Incentive fees			4,169.78

Total Expenses			28,897.87

Net Income (Loss)			$35,785.72

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	47,683.06537	$5,775,289.30	121.12
Current month additions	26,206.94669	3,202,023.94
Current month redemptions	(242.67397)	(29,576.45)
Net Income (loss) for current month		35,785.72

Net Asset Value, end of current month	73,647.33809	$8,983,522.51	121.98

	Monthly rate of return		0.71%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner
Equinox Fund Management LLC
1660 Lincoln Street, Suite 100
Denver, Colorado 80264
On Behalf of the Frontier Fund - Long/Short Commodity Series 3